EXHIBIT 99.3

FOR IMMEDIATE RELEASE

     New York -- Wednesday, July 16, 1997 -- Air & Water Technologies Corporation (AMEX: AWT) and Compagnie Generale des Eaux ("CGE") today announced that CGE and a committee of independent directors of AWT are in preliminary discussions relating to a proposed recapitalization of AWT. There can be no assurance that these discussions, which are being conducted on an arms-length basis, will result in any transaction, or if so, as to the terms or timing of any such transaction.

     Air & Water Technologies, through its subsidiaries, provides a comprehensive range of services and technologies for the operation, maintenance and management of water and wastewater systems; engineering, design and construction of water and wastewater facilities; the remediation of contaminated soil; and services and technologies for controlling air pollution.

     CGE, the beneficial owner of approximately 42.5% of the AWT's Common Stock, is one of the largest private companies in France. The utility has dealings in water supply, waste management, energy, construction, property, communications and transportation.



                                                               Schedule C


                 DATE OF         NUMBER          PRICE            TOTAL
                 PURCHASE       OF SHARES      PER SHARE          PRICE
                 --------       ---------      ---------          -----
JUNE 1996
                 6/13/1996        17,100           6.12          104,652
                 6/14/1996        22,000           6.40          140,800
                 6/17/1996        10,900           6.37           69,433
                 6/18/1996        10,000           6.25           62,500
                 6/19/1996         5,100           6.25           31,890
                 6/20/1996         5,400           6.25           33,766
                 6/21/1996         6,300           6.22           39,186
                 6/24/1996         3,000           6.25           18,750
                 6/25/1996        18,100           6.10          110,410
                 6/26/1996         2,800           6.10           17,080
                 6/27/1996         2,800           6.25           17,500
                 6/28/1996        12,500           6.09           76,125
                                 -------                       ---------
              Total 6/96         116,000                         722,093
                                 -------                       ---------

JULY 1996        7/01/1996        26,500           6.12          162,180
                 7/02/1996           400           6.13            2,452
                 7/03/1996             0                               0
                 7/05/1996             0                               0
                 7/08/1996         5,000           6.38           31,875
                 7/09/1996         5,000           6.38           31,900
                 7/10/1996         9,000           6.25           56,250
                 7/11/1996         6,000           6.21           37,260
                 7/12/1996        10,400           6.24           64,896
                 7/15/1996        26,900           6.06          163,014
                 7/16/1996         5,800           5.94           34,452
                 7/17/1996         1,400           6.11            8,550
                 7/18/1996        13,600           6.17           83,912
                 7/19/1996         5,700           6.18           35,225
                 7/22/1996         6,900           6.20           42,780
                 7/23/1996         2,400           6.13           14,700
                                 -------                       ---------
              Total 7/96         125,000                         769,446
                                 -------                       ---------

              TOTAL              241,000                       1,491,538